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                                   EXHIBIT 21

                                  SUBSIDIARIES

The following is a list of certain subsidiaries of USG Corporation as of February 16, 2007, the principal names under which such subsidiaries do business and the state or country in which each is organized. The list does not include subsidiaries which would not, if considered in the aggregate as a single subsidiary, have constituted a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of December 31, 2006.

                                         ORGANIZED UNDER
NAME OF COMPANY                              LAWS OF
---------------                       ---------------------
United States Gypsum Company.......   Delaware
L&W Supply Corporation (a).........   Delaware
CGC Inc............................   New Brunswick, Canada

(a) As of December 31, 2006, L&W Supply Corporation conducted its business at 220 locations in the United States using various names registered under applicable assumed business name statutes.